UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 26, 2015
(Date of earliest event reported)

Arête Industries, Inc.

(Exact name of registrant as specified in its charter)

COLORADO	33-16820-D	84-1508638
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7260 Osceola Street
Westminster, CO 80030

(Address of principal executive offices) (Zip Code)

(303) 427-8688
(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-   14(c)).

Item 3.02.  Unregistered Sales of Equity Securities.

The information set forth in Item 5.02 below is incorporated herein by reference.

The shares of common stock of Arête Industries, Inc. (the "Company") referred to below were and will be issued in a private transaction in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Regulation D (Rule 506) promulgated under the Securities Act.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2015, our Board of Directors approved the appointment of Tristan R. Farel as our Chief Financial Officer, effective June 1, 2015.

Mr. Farel is an executive with five years of experience as a chief financial officer and 15 years of accounting and public company reporting experience. Mr. Farel currently is the President of Pivot Accounting, LLC, a company he founded which provides a full suite of solutions to both public and private companies operating in the oil and gas industry offering outsourced chief financial officer and controller functions, as well as accounting and bookkeeping services.   Since February 2010, Mr. Farel has also served as the Chief Financial Officer of New Frontier Energy, Inc., a non-reporting, publicly-held domestic energy company engaged in the exploration for, and development of, oil and natural gas reserves in the continental United States.  Mr. Farel has also served as a financial consultant to various entities since December 2009.  From June 2007 to December 2009, Mr. Farel served as a financial reporting manager for Resolute Energy Corporation, an oil and gas exploration and development company. From January 2002 to June 2007, Mr. Farel was an auditor for Hein & Associates, a public accounting firm.  Mr. Farel has a Bachelor of Science in Business Administration with an emphasis in Accounting from the University of Colorado.

In keeping with our history of not employing any full-time or part-time employees, Mr. Farel will provide executive services to the Company on a part-time basis without any salary or other employee compensatory benefits.  However, we have entered into a Consulting Agreement with Mr. Farel's accounting and financial services company, Pivot Accounting, LLC, ("Pivot") to provide monthly accounting services for the Company, which include preparation and oversight of our regulatory reporting requirements as required by the federal securities laws and to perform all accounting functions in order to support such regulatory requirements, which include but are not limited to monthly reconciliations, recording of revenue, joint interest billings and all other revenue and expenses that are inherent in our business.

The Consulting Agreement is effective on June 1, 2015, and generally continues until terminated by either party upon 30 days' notice.  Under the Consulting Agreement, we are to pay Pivot actual time and expenses incurred. Pivot's rates range from $65 to $125 per hour. Based on the estimated services that will be performed, Pivot estimates annual fees to be approximately $50,000.  The parties have agreed that 80% of the fees incurred for fiscal year 2015 will be paid in Rule 144 restricted common stock ("Common Stock") of the Company while the remaining 20% of the fees will be paid in cash.  The fee structure may be amended from time to time as agreed upon by the parties.  We have agreed to issue Pivot as a retainer 83,333 restricted shares of our Common Stock valued at $13,333 upon execution of the Consulting Agreement, which amount represents a one-third payment against the $50,000 of estimated 2015 fee for services to be provided as described above.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits

The Exhibits listed below are furnished as Exhibits to this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Consulting Agreement by and between Arête Industries, Inc. and Pivot Accounting, LLC dated May 26, 2015.

SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARÊTE INDUSTRIES, INC.

Dated: May 28, 2015
	By:	/s/ Nicholas L. Scheidt
	Name:	Nicholas L. Scheidt
	Title:	Chief Executive Officer